Exhibit 14.1

Art’s-Way Manufacturing Co., Inc.

Code of Ethics

Adopted February 21, 2011

To Our Employees, Officers, and Directors:

Ethical business practices provide a critical foundation for our success and protect our reputation in the industry and community. Our corporate culture is based upon integrity in the manner in which we manage and operate Art’s-Way Manufacturing Co., Inc. (together with it’s subsidiaries, “Art’s-Way” or the “Company”). We place a high value on honesty, fair dealing and ethical business practice.

The following Code of Ethics (the “Code”) is designed to help you understand what we expect of our employees, officers, directors (collectively “Representatives”). It does not cover every ethical issue, but the basics are here to provide a general understanding. For employees and officers, compliance with the Code is a condition of employment. For directors, compliance with the Code is a condition of Art’s-Way’s continued retention of such directors. This Code supplements and does not replace or modify our other policies or procedures, including provisions of employee handbook(s) and other statements of policy or procedure issued from time to time.

Ethical behavior is everyone’s responsibility. We must:

•	Know and comply with the requirements and expectations that apply to our jobs, including compliance with this Code.

•	Promptly report suspected violations of the law or this Code.

•	Cooperate with any investigation of potential ethical or business conduct violations.

•	Seek assistance when we have questions about the Code or when faced with a challenging ethical situation.

•	Never act unethically or dishonestly, even if directed to do so by another person.

•	Never retaliate against an individual because that individual has reported a suspected violation of the Code.

If a potential course of action seems questionable, please seek guidance from your supervisor or one of the individuals identified under the heading “Compliance Contact Information.”

We encourage open communications regarding the Art’s-Way Code.

Carrie L. Majeski
President, Chief Executive Officer and Chief Financial Officer

TABLE OF CONTENTS

Compliance with Laws and the Art’s-Way Code of Ethics	1

Administration of the Code	1

Accuracy of Company Records	1

Intellectual Property and Confidential Information	2

Securities Trading Policies	2

Conflicts of Interest	3

Political Contributions and Related Policies	4

Contact with Government Officials	4

Business Relationships	5

Fair Dealing with Competitors, Customers and Suppliers	5

Protection and Proper Use of Company Assets	6

Commitment to Quality and the Environment	6

Behavior in the Workplace	6

Accountability for Adherence to the Code	6

Reporting Any Suspected Illegal or Unethical Behavior	6

Compliance Contact Information	7

Public Disclosure of Code and Waivers	7

Coordination with Other Art’s-Way Policies	7

Monitoring	8

Compliance with Laws and the Art’s-Way Code of Ethics

All Art’s-Way Representatives are expected and directed to comply with all laws and with Art’s-Way’s Code of Ethics.

Each Representative has an obligation to behave according to ethical standards that comply with our policies and the letter and spirit of applicable laws, rules and regulations. It is everyone’s responsibility to know and understand any legal or policy requirements that apply to his or her Company responsibilities.

Representatives should promptly report all known or suspected violations of applicable law or this Code to his or her supervisor or one of the individuals identified under the heading “Compliance Contact Information.”

Administration of the Code

The Board of Directors, with appropriate help from certain committees, will set the standards of conduct in this Code and oversee the procedures to implement the Code.

Our Board of Directors is responsible for setting the standards of business conduct contained in this Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to us, industry practices, our own business practices and the prevailing ethical standards of the communities in which we operate. While our Board of Directors and Audit Committee will oversee the implementation of this Code, it is the individual responsibility of each Representative to comply with this Code.

Accuracy of Company Records

Each officer and employee must help maintain the integrity of our financial and other records.

Management, directors, stockholders, creditors, and others depend on our business records for reliable and accurate information. Our books, records, accounts and financial statements must appropriately and accurately reflect our transactions and conform to applicable legal and accounting requirements and our system of internal controls. We are committed to full, fair, accurate, timely and understandable disclosure in all reports filed with the Securities and Exchange Commission (“SEC”) and in other public communications. Each person subject to this Code is required to provide truthful, complete and timely information in support of this commitment.

There is no excuse for participating in the creation of or failing to report a deliberately false or misleading Art’s-Way record. In addition, persons subject to this Code must not destroy, alter, falsify or cover up documents with the intent to impede or obstruct any investigation of suspected wrongdoing.

Representatives must not participate in any misstatement of our accounts, and they must avoid improper influence on the conduct of an audit. No circumstances justify the maintenance of “off-the-books” accounts. All arrangements or contracts under which funds are disbursed shall accurately state the purposes for which these funds are paid and shall not be misleading.

Unless we are involved in current or pending litigation or an investigation, Company records, including computer and other electronic records and any written materials containing confidential information (as defined below), should be retained or destroyed in a consistent manner and in accordance with any formal record retention policies. In the event of litigation or governmental investigation you are expected to consult our legal counsel concerning the records you hold. Destruction or falsification of any document that is potentially relevant to litigation, a violation of law or a government investigation could lead to penalties or prosecution for obstruction of justice.

Business records and communications often become public. Therefore, you are expected to avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of individuals or companies that could be misunderstood. This obligation applies in any communication, including, but not limited to e-mail, internal memoranda and formal reports.

Intellectual Property and Confidential Information

Protecting confidential information is important to our success.

Confidential information is information that is not generally known or readily available to others. It includes non-public information that might be of value to competitors if it were disclosed. It must not be shared with others outside Art’s-Way, except pursuant to approved business relationships or when required by law. Confidential information includes, but is not limited to, intellectual property and trade secrets, technical know-how, business plans and information, marketing and sales programs and information, customer and prospective customer information and lists, pricing information and policies, financial information, personnel information such as salaries, benefits and performance information and any other information which we deem confidential.

Each Art’s-Way Representative must protect our confidential information as well as that of our customers, suppliers and third parties who disclose information to us in confidence. Representatives must not accept confidential information from a third party, including competitors, unless specifically authorized to do so by an authorized supervisor or officer of the Company and following an appropriate grant of rights from such third party.

Every Art’s-Way Representative must actively protect confidential information, including by refraining from discussing sensitive matters in non-private places, limiting access to work areas, disposing of documentation in accordance with Company policies and directions, and not removing such information from our premises except as expressly authorized. Any request for confidential information, including a subpoena or any legal process, should be immediately referred to one of the individuals identified under the heading “Compliance Contact Information.”

Securities Trading Policies

Never trade Art’s-Way stock or other securities on the basis of confidential information.

Representatives who have material information about the Company that has not been released to the public may not disclose the information to others or use that information for securities trading purposes or any other purpose except to conduct Company business. Such insider information may relate to, among other things, strategies, plans, new products or processes, mergers, acquisitions or dispositions of businesses or securities, problems facing the Company, sales, profitability, negotiations relating to significant contracts or business relationships, significant litigation or financial information.

If any information is of the type that a reasonable investor would consider important in reaching an investment decision, no Representative who possesses such information may buy or sell Company securities, or provide the information to others, until such information becomes public. These restrictions also apply to the family members of Representatives. Representatives are responsible for ensuring that immediate family members and household members do not take part in transactions that the Representative would not be able to engage in because of his or her knowledge of non-public information.

Use of material, non-public information in the above manner is not only illegal, but also unethical. Representatives who directly or indirectly involve themselves in illegal insider trading may be subject to immediate termination by the Company. In order to assist the Company in its efforts to ensure compliance with laws against insider trading, the Company has adopted the “Policy Statement on Inside Information and Securities Trading by Art’s-Way Manufacturing Co., Inc. Personnel and Directors” that contains more detailed directions regarding this matter.

Any Representative that has questions regarding this policy should contact our Chief Executive Officer.

Conflicts of Interest

Each Representative must avoid any situation in which his or her personal interests conflict with or interfere with Art’s-Way’s interests.

Each Representative owes Art’s-Way a duty of loyalty. Representatives must make business decisions solely in the best interests of Art’s-Way. Conflicts may arise when a Representative receives improper personal benefits as a result of the person’s position with the Company or gains personal enrichment through access to confidential information. A conflict situation can also arise when a Representative takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. For that reason, all Representatives must exercise great care not to allow their personal interests to conflict with Art’s-Way’s interests. Each Representative shall act with honesty and integrity, avoiding conflicts of interest between personal and professional relationships.

Representatives are generally free to engage in outside activities of their choice. It is important, however, that such activities do not adversely affect Art’s-Way’s business, involve misuse of Art’s-Way position or resources, divert for personal gain any business opportunity from which Art’s-Way may profit, or constitute a potential source of discredit to the Art’s-Way name. The following is a non-exhaustive list of examples of conflicts of interest:

•
Being a director, officer, or employee, or otherwise operating any other business, if the demands or interests of such other business would materially interfere with the Representative’s loyalty or responsibilities to Art’s-Way.

•	Having a substantial equity, debt, or other financial interest in any competitor, supplier or customer.

•	Having a financial interest in any transaction involving the purchase or sale by Art’s-Way of any product, material, equipment, service or property.

•	Taking for oneself personally an Art’s-Way business opportunity discovered through the use of Company information or the Representative’s position with the Company.

•	Misusing Art’s-Way’s confidential or proprietary information, including the unauthorized disclosure of such information.

•	Accepting gifts or other benefits from a supplier to Art’s-Way.

•	Using Art’s-Way materials, equipment or other assets for any unauthorized or undisclosed purpose.

•	Receiving loans or guarantees of obligations from the Company without the authorization of the Board of Directors.

The foregoing activities, along with any other situation that a Representative believes involves, or may reasonably be expected to involve, a conflict of interest with the Company, are prohibited unless the Representative is otherwise notified by an authorized officer or director of the Company. Representatives who believe that a conflict of interest exists must promptly inform one of the individuals identified under the heading “Compliance Contact Information.” The person who receives this information will report the matter to the Audit Committee for review subject to the guidelines specified in the committee’s charter.

Directors and executive officers of Art’s-Way, along with their immediate family members, may have additional obligations pursuant to related party transaction policies that may be adopted by the Board of Directors from time to time.

Political Contributions and Related Policies

Generally Art’s-Way’s funds and resources may not be used to make a political contribution to any political candidate or political party.

Exceptions to this basic policy are allowed only where such contributions are permitted by law and permission is granted in advance by the Company’s Board of Directors. Company policy does not permit the use of any Company facilities or resources by Representatives for political campaigning, political fundraising, or partisan political purposes. The decision by a Representative to contribute any personal time, money, or other resources to a political campaign or political activity must be totally voluntary.

Contact with Government Officials and Agents

Art’s-Way complies with all applicable laws, rules and regulations relating to lobbying or attempting to influence government officials.

No Representative has authority to offer payments to a government official to induce that official to affect any government act or decision in a manner that will assist the Company to obtain or retain business. Furthermore, every Representative is obligated by Company policy and federal law to keep books, records, and accounts that accurately and fairly reflect all transactions and disposition of Company assets. All activities that might constitute lobbying or attempts to influence government officials must first be reviewed with and approved by legal counsel.

Before doing business with any foreign, national, state or local government, a Representative must know the applicable rules. A number of U.S. laws and regulations address when U.S. government personnel may or may not accept business gratuities and when representatives of a U.S. company can offer business gratuities to personnel of foreign governments. In particular, the Foreign Corrupt Practices Act (“FCPA”) generally applies to all U.S. corporations, partnerships and other business organization (generically, an “entity”), as well as all persons acting on behalf of those entities. The FCPA prohibits any payment or offer of payment to a “foreign official” for the purpose of influencing that official to assist in obtaining or retaining business for an entity. The term “foreign official” has broad application and may include individuals not typically understood to be government officials. The FCPA applies to any act or event that is "in furtherance of" a payment to a foreign official. This provision covers not only the actual payment of money but also an offer, promise or authorization of the payment of money and an offer, gift, promise or authorization of the giving of "anything of value."

Violations of the FCPA or other U.S. bribery laws may result in civil or criminal penalties to the Company or to individual Representatives.  Many foreign governments also prohibit such behavior. If you are in doubt, do not make the mistake of interpreting the rules by yourself. You must discuss the matter with your supervisor or one of the individuals identified under the heading “Compliance Contact Information.”

In the event that you are contacted by a government official or investigator who requests a telephone or personal interview, or is seeking any information or documents, you should be aware of the following:

•	The government is not forbidden from contacting you and requesting to speak with you.

•
You have the right to choose whether or not to speak with the government representative. You have every right to refuse to speak with the representative.  If you decide to speak, you may have an attorney present. In most cases, if the inquiry is related to your service as a Representative of the Company and the representation is arranged in advance, Art’s-Way will reimburse reasonable attorney’s fees that you incur.

•	Under all circumstances, remember that you must tell the truth to government representatives. In many cases, failure to do so, in and of itself, is a violation of the law.

•
Do not destroy any documents related to such matter or attempt to hide evidence.  Destroying evidence is a crime. In addition, while you may believe that you are helping Art’s-Way or protecting yourself, it will cause considerable damage to all of our reputations and may have significant legal ramifications.

Business Relationships

Ethical Relationships with Customers

Representatives may not offer kickbacks or other unethical benefits to encourage a customer to purchase the Company’s products.  Although there are situations in which providing certain modest benefits to a customer or potential customer is appropriate, there is a fine line between benefits that are appropriate and those that are unethical.  If you have any question about whether any business courtesies, gratuities or gifts are appropriate, please contact your supervisor or one of the individuals identified under the heading “Compliance Contact Information.”

Fair Dealing with Competitors, Customers and Suppliers

Respect the rights of competitors, customers and suppliers.

The strength of our products and customer service allow us to outperform our competition while acting fairly, honestly, and ethically. Each Representative should endeavor to deal fairly with our customers, suppliers and competitors. No one should take unfair advantage through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair dealing, and no one should engage in practices that could obstruct competition within our industry.

Protection and Proper Use of Company Assets

Our stockholders trust us to manage Company assets appropriately.

Collectively, Representatives have a responsibility to safeguard and make proper and efficient use of our assets. Each of us has an obligation to protect Company property from loss, damage, misuse, theft, embezzlement or destruction. We seek to ensure that our equipment, supplies and other assets are used for legitimate business purposes unless otherwise specifically authorized and to protect all tangible and intangible Company property.

Commitment to Quality and the Environment

Our customers and stockholders expect quality products and environmental responsibility.

Our success depends on our products continuing to meet our quality standards.  Everyone in the Company is responsible for product quality. In addition, we work to conduct our operations in an environmentally-friendly manner. Please see your supervisor for specific information on maintaining product quality and environmental compliance.

Behavior in the Workplace

We are committed to providing equal opportunity in employment and will not tolerate illegal discrimination or harassment.

Each Representative must assist our efforts to maintain a safe, healthful, diverse and productive work environment, and each Representative has a personal responsibility to other Representatives to help eliminate actions or circumstances that undermine the desired environment. We expect all Representatives to accomplish their work in a respectful, businesslike manner with a concern for the well-being of their co-workers. Discrimination and harassment are prohibited.

Accountability for Adherence to the Code

Each Representative must accept responsibility for adherence to this Code.

Violations of this Code may lead to serious sanctions, including, for an employee, discipline up to and including immediate termination, in the sole discretion of the Company. In addition, we may seek civil recourse against Representatives and/or refer alleged criminal misconduct to law enforcement agencies.

Reporting Any Suspected Illegal or Unethical Behavior

We maintain an open door policy for Representatives to raise concerns and to encourage the reporting of suspected violations of law or this Code without fear of retribution or retaliation.

If you have questions about an ethical situation, you are encouraged to talk with your supervisor about any behavior you believe may be illegal or unethical. You will be assured confidentiality to the limit of the law. If you do not feel it is appropriate to discuss the issue with your supervisor, you may confidentially contact the individuals identified under the heading “Compliance Contact Information.”

It is against the Company’s policy to retaliate against any Representative for good faith reporting of violation of this Code. If you feel you have been retaliated against for you for making a good faith report, you should immediately contact your supervisor or the individuals identified below.

Compliance Contact Information

If you believe someone may be unintentionally or intentionally violating the law or the principles or standards included in this Code of Conduct document, report the known or suspected violations by contacting the Company’s Chief Executive Officer or other compliance personnel that may be designated from time to time, who will forward the complaint to our Board of Directors or Audit Committee, as appropriate.

If you would like to anonymously notify the Board of Directors of a suspected violation, please contact the Chairman of the Audit Committee:

Art’s-Way Manufacturing Co., Inc.
c/o Chairman of the Audit Committee
5556 Highway 9
Armstrong, IA  50514

A violation or suspected violation of this Code by a member of the Audit Committee should be reported to the Company’s outside legal counsel, whose contact information may be obtained from the Company’s Chief Executive Officer or other compliance personnel that may be designated from time to time.

Each report of a known or suspected violation will be promptly and thoroughly investigated. If a violation has occurred, we will take appropriate actions to prevent similar violations. We strictly prohibit retaliation against Representatives for reports made in good faith. Anyone who retaliates against a Representative for reporting actual or suspected violations will be subject to appropriate disciplinary action up to, and including, termination.

Public Disclosure of Code and Waivers

The existence and content of this Code is disclosed to our stockholders and made available as part of our filings with the SEC. Any waiver of a provision of the Code for an executive officer or director may be granted only by the Board of Directors, with only the independent members voting, or an appropriate Board Committee consisting of independent directors.  Such waiver must be promptly disclosed to stockholders. Waivers of this Code are and will be rarely, if ever, granted.

Coordination with Other Art’s-Way Policies

The provisions of this Code are in addition to, and do not modify, replace or supersede our other policies or procedures including, but not limited to, those policies and procedures set forth in any employee handbook(s) and any other statements of policy or procedure, whether written or oral.

Additionally, this Code does not constitute a contract of employment between Art’s-Way and its Representatives. If you are an employee and do not have a written employment agreement with Art’s-Way, you are an employee at-will. This means that you have the option of resigning from your employment at any time, for any reason or no reason, with or without prior notice. Conversely, Art’s-Way has the same option to terminate your employment at any time, for any reason or no reason, with or without prior notice.

Monitoring

Art’s-Way will monitor compliance with the Code of Ethics and Business Conduct and will provide additional resources regarding ethics to any Representative upon request.